EXHIBIT 99.1

Home BancShares, Inc. Announces Proposed Public Offering of Common Stock

CONWAY, Ark., Sept. 11, 2009 (GLOBE NEWSWIRE) -- Home BancShares, Inc. (Nasdaq:HOMB), parent company of Centennial Bank, today announced that it has commenced an underwritten public offering of approximately $90 million of its common stock. The underwriters will have a 30-day option to purchase up to an additional 15 percent of the offered amount of common stock from the Company to cover over-allotments, if any. Stephens Inc. and RBC Capital Markets Corporation will serve as joint bookrunners, and Stifel, Nicolaus & Company, Incorporated and Howe Barnes Hoefer & Arnett will be co-managers.

The shares will be issued pursuant to a prospectus supplement filed as part of a shelf registration statement previously filed with the Securities and Exchange Commission on Form S-3.

The Company intends to use the net proceeds from this offering to fund internal growth and selective acquisitions that meet our disciplined criteria, including possible FDIC-assisted acquisitions, and for general corporate purposes. Depending on further evaluation, the Company may determine to apply proceeds to the repurchase of all or a portion of the Series A preferred shares and warrant we issued to the U.S. Treasury Department in January 2009 under the TARP Capital Purchase Program.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering will be made only by means of a prospectus, copies of which may be obtained from Stephens Inc., Attn: Syndicate, 111 Center Street, Little Rock, AR 72211, or by faxing (501) 377-2404, calling toll-free (800) 643-9691 or emailing sfarmer@stephens.com, or from RBC Capital Markets, Three World Financial Center, 200 Vesey St., 8th Floor, New York, NY 10281-8098, Attention: Equity Syndicate, or by faxing (212) 428-6260 or calling (212) 428-6670.

General

This release contains forward-looking statements regarding the Company's plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect the Company's financial results are included in its Form 10-K, filed with the Securities and Exchange Commission in March 2009.

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities. Centennial Bank has locations in central Arkansas, north central Arkansas, southern Arkansas, the Florida Keys and southwestern Florida. The Company's common stock is traded through the NASDAQ Global Select Market under the symbol "HOMB".

CONTACT:  Home BancShares, Inc.
          Brian S. Davis, Director of Financial Reporting
          (501) 328-4770